Exhibit 99.1

 General Bearing Corporation Files Form 15 to Deregister Its Common Stock with the Securities and Exchange Commission

      WEST NYACK, N.Y.-- March 10, 2005--General Bearing Corporation (NASDAQ
Smallcap: GNRL) announced today that it has filed a Form 15 with the Securities and Exchange Commission to terminate the registration of the Company's common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company is eligible to deregister because it has fewer than 300 shareholders of record.

      Upon filing the Form 15, the Company's common stock will no longer be eligible for quotation on the NASDAQ Smallcap market. The Company expects that the deregistration will become effective within 90 days of filing its Form 15. As of the date of the filing of Form 15, the Company's obligation to file reports under the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, is suspended.

      The Board of Directors unanimously voted to terminate registration of the company's stock after carefully considering the following factors:

o the significant cost increases that the Company would incur in 2005 and thereafter associated with continued compliance with the Sarbanes-Oxley Act of 2002, and more specifically with Section 404 of the Act;

o the ongoing costs associated with the preparation and filing of the Company's periodic reports with the SEC;

o     the thinly-traded nature of the Company's stock;

o the Company's belief that the market price for its stock doesn't reflect the Company's current value and, as a result, the Company has not been able to use its common stock for acquisitions or to raise capital; and

o     the lack of coverage by analysts of the Company's common stock.

      The Board of Directors has determined that deregistration is in the best interest of the Company and its shareholders. Deregistration will provide savings of both time and money on a go-forward basis and will allow management to focus on maximizing shareholder value by better using the Company's resources.

      General Bearing manufactures ball bearings, tapered roller bearings, spherical roller bearings, and cylindrical roller bearings, and bearing components. Under "The General" and the "Hyatt" trademarks, the Company supplies original equipment manufacturers in the automobile, truck/trailer, railcar, office equipment, machinery and appliance industries, as well as the industrial aftermarket.

      "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on

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key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.

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Contact:

      General Bearing Corporation
      David Gussack, 845-358-6000